Exhibit 10.4

AMENDMENT TO JOHN H. HARLAND COMPANY
2005 NEW EMPLOYEE STOCK OPTION PLAN

The John H. Harland Company 2005 New Employee Stock Option Plan is amended effective as of December 19, 2006, to add the following provision:

Notwithstanding any contrary provision of the Plan, as of the effective time of the merger of H Acquisition Corp., a Georgia corporation and wholly-owned subsidiary of M & F Worldwide Corp., a Delaware corporation, with and into the Company (the “Merger”), each Option outstanding as of the effective time of the Merger shall be cancelled, and the holder thereof shall be entitled to receive, in consideration for such cancellation, an amount in cash (less the amount of any applicable tax withholding) equal to the excess, if any, of the per share Merger consideration over the Option Price for the Option, multiplied by the total number of shares of Stock subject to the Option, to be paid as promptly as reasonably practicable following the effective time of the Merger.